Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Home Depot, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑227052, 333-249732) on Form S‑3 and (Nos. 333‑61733, 333‑38946, 333‑151849, 333‑182374, 333‑56722, 333‑125331, 333‑153171, 333‑125332) on Form S‑8 of The Home Depot, Inc. of our reports dated March 24, 2021, with respect to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of January 31, 2021 and February 2, 2020, the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three‑year period ended January 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of January 31, 2021, which reports appear in the January 31, 2021 annual report on Form 10-K of The Home Depot, Inc. Our report dated March 24, 2021, on the consolidated financial statements refers to a change in the method of accounting for leases as of February 4, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), and related amendments. Our report dated March 24, 2021, on the effectiveness of internal control over financial reporting as of January 31, 2021, contains an explanatory paragraph that states HD Supply Holdings, Inc. is excluded from management's assessment.
/s/ KPMG LLP

Atlanta, Georgia
March 24, 2021